used today, and its Bylaws partially modified due to the deed authorized by Madrid's Notary Public, Don Antonio Fernández-Golfín Aparicio, on the 13th day of the month of April 1999, number 1,212 of my formal registry, by which it merged with Banco Central Hispano Americano S.A., with a take-over registered under the deed entered under registry 596 of the Corporate sheet.

Acting as Vice-Secretary of the Executive Commission of the Corporation pursuant the provision of Art. 108 of the Commercial Registry Regulation, with the purpose of changing public documents into the agreement adopted by such Executive Commission, at its meeting held on June 16, 2006, due to a certification delivered to me and that I attached hereto, issued by the Secretary, don Ignacio Benjumea Cabeza de Vaca, with the approval of the Third Vice-President, don Matías Rodríguez Inciarte, whose signatures are known to me, and I hereby prove the legitimacy thereof.

The person appearing before me was appointed as General Vice-Secretary of the Bank, pursuant the agreement of the Executive Commission dated May 6, 2002, being ratified thereof by the Administration Committee of the entity at the meeting held on June 24, 2002, as General Vice-Secretary and General Director of the Bank, pursuant to the deed authorized by the Santander's Notary Public, don José María de Prada Díez, on July 4, 2002, under number 1812 of the Registry, registered under the Commercial Registry of Cantabria, under Volume 721, Folio 183, Section 8, Page S-1960, registration 1063.

The Executive Commission bears the faculties conferred under the deed authorized by the Santander's Notary Public Don José María de Prada Diez, on the 12th day of March 1999, under number 792 of the Registry, registered under number 463 of the Corporate sheet.

Having the authorized copy of such deed before me, all the faculties of the Administration Committee were granted to such Executive Commission, unless those exempted by the agreement of the granting, being the agreements, became public deed hereto, not representing faculties implied or constituting faculties that have been exempted on the granting.